EXHIBIT 32

                    SECTION 1350 Certifications

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned certifies that this periodic report fully complies with the requirements of
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operations of Oakridge Holdings, Inc.


Dated:	May 14, 2010

By  /s/ Robert C. Harvey


Robert C. Harvey
Chief Executive Officer,
Principal Accounting Officer
and Chief Financial Officer